SEC FILE NUMBER: 000-51724
                                                CUSIP NUMBER:

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K      [ ] Form 11-K
              [ ] Form 20-F      [X] Form 10-Q
              [ ] Form 10-D      [ ] Form N-SAR
              [ ] Form N-CSR

              For Period Ended: DECEMBER 31, 2005

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended: N/A

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________

PART I - REGISTRANT INFORMATION


HUTTON HOLDINGS CORPORATION
______________________________________________________________________________
Full Name of Registrant


______________________________________________________________________________
Former Name if Applicable


3945 S. Wasatch Blvd. #282
______________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Salt Lake City, Utah 84124
______________________________________________________________________________
City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   |  (a)  The reasons described in reasonable detail in Part III of this
      |       form could not be eliminated without unreasonable effort or
      |       expense;
[X]   |  (b)  The subject annual report, semi-annual report; transition report
      |       on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
      |       will be filed on or before the fifteenth calendar day following
      |       the prescribed due date; or the subject quarterly report of
      |       transition report on Form 10-Q, or portion thereof will be filed
      |       on or before the fifth calendar day following the prescribed due
      |       date; and
[ ]   |  (c)  The accountant's statement or other exhibit required by Rule
      |       12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

         Our Form 10-QSB, for the quarter ended December 31, 2005, could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of our financial statements and management's discussion and analysis of financial condition and results of operations could not be obtained within such time period without unreasonable effort or expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Doug Goff              (210)           685-6500
     ____________________________________________________________________
     (Name)                  (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If
     answer is no, identify report(s).                      [x] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
     portion thereof?                                       [ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made [only you know can answer this but if there will be a significant change then you must check yes and tell what it is and the reason.




                   HUTTON HOLDINGS CORPORATION
          _____________________________________________
           (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 14, 2006                   By   /s/ Doug Goff
                                          ----------------------------------
                                           Doug Goff
                                           Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


ATTENTION



Intentional Misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).